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                                                                     EXHIBIT 3.1

              AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                       PLAINS ALL AMERICAN PIPELINE, L.P.

     THIS AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF PLAINS ALL AMERICAN PIPELINE, L.P. (this "Amendment"), dated as of October 2, 2000, is entered into and effectuated by Plains All American Inc., a Delaware corporation, as the General Partner, pursuant to the authority granted to it in Section 13.1(d) of the Second Amended and Restated Agreement of Limited Partnership of Plains All American Pipeline, L.P., dated as of November 17, 1998, as amended (the "Partnership Agreement"). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

     WHEREAS, Section 13.1(d) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may amend any provision of the Partnership Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect a change that, in the discretion of the General Partner, is required to reflect the intent expressed in the Registration Statement or the intent of the provisions of the Partnership Agreement; and

     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this amendment in order to provide that the definition of Subordination Period in the Partnership Agreement permit vesting of Awards (as defined in the Plains All American Inc. 1998 Long-Term Incentive Plan (the "Plan")) to the extent that, and in the same ratio that, Subordinated Units may be converted into Common Units under Section 5.8 of the Partnership Agreement; and

     WHEREAS, the General Partner has determined that this Amendment will reflect the intent expressed in the Registration Statement;

     NOW, THEREFORE, the definition of "Subordination Period" in the Partnership Agreement is hereby amended to include, as an additional last paragraph to that definition, the following language:

          For purposes of the definition of Restricted Period in the Plains All American Inc. 1998 Long-Term Incentive Plan, the Subordination Period shall end with respect to the number of Subordinated Units that are converted into Common Units in accordance with Section 5.8 of the Partnership Agreement.


     This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.
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     IN WITNESS WHEREOF, this Amendment has been executed as the date first written above.


                                    PLAINS ALL AMERICAN INC.,
                                    General Partner


                                    By:       /s/  Tim Moore
                                       -----------------------------------
                                    Name:  Tim Moore
                                    Title: Vice President